Exhibit 99.1

         BioSphere Medical Reports Second Quarter 2006 Financial Results


     ROCKLAND, Mass.--(BUSINESS WIRE)--July 27, 2006--

        United States Revenue Grows to $4.14 Million, an Increase of 39%,
       with Worldwide Revenues Increasing to $5.64 Million, an Increase of
                   26%, Compared to the Same Period Last Year

     BioSphere Medical, Inc. (NASDAQ: BSMD), a medical device company that has pioneered the use of bioengineered microspheres to treat uterine fibroids, hypervascularized tumors and vascular malformations, today reported that total revenues for the second quarter of 2006 were a record $5.64 million, compared with total revenues of $4.49 million for the second quarter of 2005, an increase of 26%. In the second quarter of 2006, revenues in the United States were $4.14 million, compared to revenues of $2.99 million in the second quarter of 2005, an increase of 39%. Revenues outside of the United States were $1.50 million for the second quarter of 2006, unchanged from the same period in 2005. Global sales of Embosphere(R) Microspheres were $4.82 million in the second quarter of 2006, compared to $3.72 million in the second quarter of 2005, an increase of 30%. Sequential revenue growth for the second quarter of 2006 as compared to the first quarter of 2006 was 7% for total sales, and 14% for United States sales.
     The net loss applicable to common stockholders for the second quarter of 2006 was $1.11 million, or $0.06 per basic and diluted share. This compares with a net loss of $1.16 million, or $0.08 per basic and diluted share, for the second quarter of 2005. In the second quarter of 2006, $0.47 million, or $0.03 per basic and diluted share, was attributable to a compensation charge for share-based payments resulting from the adoption of SFAS 123(R) on January 1, 2006.
     Gross margin was $3.97 million, or 70% of revenues, for the second quarter of 2006, compared to a gross margin of $2.99 million, or 67% of revenues, for the second quarter of 2005. The portion of the overall compensation charge for share-based payments included in the cost of sales in the second quarter of 2006, which resulted from the adoption of SFAS 123(R) on January 1, 2006, was $0.05 million.
     Selling, general and administrative expenses were $4.48 million for the second quarter of 2006, compared to $3.47 million for the second quarter of 2005. Research and development expenses were $0.69 million for the second quarter of 2006, compared to $0.51 million in the second quarter of 2005. The portion of the overall compensation charge for share-based payments included in R&D, selling, general and administrative expense in the second quarter of 2006, which resulted from the adoption of SFAS 123(R), was $0.42 million.
     For the six months ended June 30, 2006, revenues were $10.91 million, compared with $8.92 million for the same period last year, an increase of 22%. The net loss for the six months ended June 30, 2006 was $2.02 million, or $0.12 per share, compared to a net loss of $2.50 million, or $0.17 per share, for the comparable period in 2005. For the six months ended June 30, 2006, $0.65 million, or $0.04 per basic and diluted share, was attributable to a compensation charge for share-based payments resulting from the adoption of SFAS 123R.
     At June 30, 2006, the Company had cash and cash equivalents of $21.7 million.
     Richard Faleschini, BioSphere Medical's president and chief executive officer, said, "This was a very good quarter for BioSphere. It was a record in total sales, and showed that our additional investments in the U.S. business are already generating some early, significant returns. We believe that we're also well positioned to actuate our new product introductions in Europe, the United States, and Asia to the extent that our regulatory approvals are received. Operationally we saw continued gross margin improvement, and we believe that our balance sheet remains strong. I am pleased that the business is performing consistent with the objectives we established many months ago, which is a credit to our dedicated employees."
     Significant activities and developments in the second quarter of 2006 and subsequent weeks include:

     -- Total revenues of $5.64 million, an increase of 26% compared to the second quarter of 2005, with worldwide UFE embolic sales of $4.07 million, an increase of 33% compared to the same period last year. Total revenues in the second quarter of 2006 grew sequentially 7% compared to the first quarter of 2006.

     -- United States revenues of $4.14 million, an increase of 39% compared to the second quarter of 2005, with United States UFE embolic sales of $3.48 million, an increase of 44% compared to the same period last year. United States revenues in the second quarter of 2006 grew sequentially 14% compared to the first quarter of 2006.

     -- Eighteen sales territories in the U.S., led by three regional sales managers and a national sales director. This is up from 11 territories and two regional sales managers in the same period in 2005.

     -- Participation in a Phase II, single-arm clinical study to treat patients with primary liver cancer. The 30-patient, two-year study combines, for the first time, Avastin(R) (bevacizumab) with chemoembolization therapy utilizing BioSphere's patented Embosphere Microspheres. The study is under the direction of J.F. Geschwind, M.D., Director, Vascular and Interventional Radiology at The Johns Hopkins University School of Medicine. The study is designed to study the potential safety and efficacy of combining chemoembolization with Avastin in patients with advanced liver cancer.

     -- United States Food and Drug Administration market clearance of the Sequitor(TM) Steerable Guidewire. The Company's Sequitor product is designed to facilitate the placement of catheters within the peripheral vasculature for various interventional procedures, including both uterine fibroid embolization and embolization of hypervascularized tumors, such as liver tumors.

     -- Submission of the 510(k) notification with the United States Food and Drug Administration seeking market clearance for the EmboCath(R) Plus microcatheter in the United States.

     -- Sponsored supplement "Uterine Fibroid Embolization for the Management of Uterine Fibroids" in the June 2006 issue of Contemporary OB/GYN, which was distributed to 39,000 physicians, mostly ob/gyns.

     --   Appointment of Marian L. Heard to the Company's Board of Directors.

     -- In June 2006, the Company achieved ISO 13485:2003 certification at its United States headquarters facility.

     The Company will host its quarterly conference call today at 11:00 AM ET. The number to dial into the call is 888-603-7990 or 706-679-7298 and the conference ID is 2956545. Please call in approximately ten minutes before the call is scheduled to begin. A live web cast of the conference call will also be available on the BioSphere Medical web site. A replay of this conference call will be available from 2:00 PM ET today through 2:00 PM on August 15, 2006. The replay can be accessed by dialing 800-642-1687 or 706-645-9291, access code 2956545, or you can visit the "Investor" section of our company web site at www.biospheremed.com.

     About BioSphere Medical, Inc.

     BioSphere Medical, Inc., a medical device company based in Rockland, Massachusetts, has pioneered and is commercializing minimally invasive diagnostic and therapeutic products based on its proprietary bioengineered microsphere technology. The Company's core technologies, patented bioengineered polymers and manufacturing methods, are used to produce microscopic spherical materials with unique beneficial properties for a variety of medical applications. BioSphere's principal focus is the treatment of symptomatic uterine fibroids using a procedure called uterine fibroid embolization, or UFE. The Company's products continue to gain acceptance in this emerging procedure as well as in a number of other new and established medical treatments.
     BioSphere Medical has received clearance in many countries, including the United States, Canada, Australia, the European Community, and Latin America, which allows the Company to sell its products for use in general embolization procedures, including uterine fibroid embolization. The terms uterine fibroid embolization (UFE) and uterine artery embolization (UAE) are generally used interchangeably in the literature. The most common side effect of UFE is "post-embolization syndrome," a collection of symptoms including abdominal pain, discomfort, low-grade fever and nausea. UFE is currently contraindicated for women who are, or who intend to become, pregnant, because the effects of UFE on the ability of a woman to conceive, and to carry a fetus to term, have not been determined.

     Cautionary Statement Regarding Forward-Looking Statements - This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the Company's beliefs regarding the strength of its balance sheet and its ability to launch new products in Europe, the United States and Asia, assuming regulatory approval. The Company uses words such as "plans," "seeks," "projects," "believes," "may," "anticipates," "estimates," "should," "intend," and similar expressions to identify these forward-looking statements. These statements are subject to risks and uncertainties and are based upon the Company's beliefs and assumptions. There are a number of important factors that may affect the Company's actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the Company's control and are difficult to predict. These important factors include, without limitation, risks relating to:

     -- the failure of the Company to achieve or maintain necessary regulatory approvals, either in the United States or internationally, with respect to the manufacture and sale of its products and product candidates;

     -- the failure of the Company to successfully develop, commercialize and achieve widespread market acceptance of its products, including, without limitation, widespread market acceptance of its lead product, Embosphere(R) Microspheres for the treatment of UFE;

     -- the Company's ability to obtain and maintain patent and other proprietary protection for its products and product candidates;

     --   the absence of, or delays and cancellations of, product orders;

     -- delays, difficulties or unanticipated costs in the introduction of new products;

     --   competitive pressures;

     -- the inability of the Company to raise additional funds in the near term to finance the development, marketing, and sales of its products;

     --   general economic and market conditions; and

     -- the risk factors described in the section titled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2005, as filed by the Company with the Securities and Exchange Commission, and described in other filings made by the Company from time to time with the Securities and Exchange Commission.

     In addition, the forward-looking statements included in this press release represent the Company's estimates as of the date of this release. The Company anticipates that subsequent events and developments may cause its forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances after the date of this press release.

                             BioSphere Medical, Inc
                         Selected Financial Information

                           CONSOLIDATED BALANCE SHEET
                    As of June 30, 2006 and December 31, 2005
                            (in thousands, unaudited)

                                               June 30,   December 31,
                                                2006         2005
                                             ------------ ------------
ASSETS
 Cash and cash equivalents                   $    21,682  $     8,774
 Accounts receivable, net                          3,496        3,521
 Inventories                                       2,536        2,435
 Prepaid expenses and other current assets           579          407
 Property and equipment, net                         785          858
 Goodwill                                          1,443        1,443
 Other assets                                         60           57
                                             ------------ ------------

  Total assets                               $    30,581  $    17,495
                                             ============ ============

LIABILITIES AND STOCKHOLDERS' EQUITY
 Accounts payable and accrued expenses       $     4,029  $     4,180
 Capital lease obligations                           159          228
 Stockholders' equity                             26,393       13,087
                                             ------------ ------------

  Total liabilities and stockholders' equity $    30,581  $    17,495
                                             ============ ============



            CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
       For the three and six months ended June 30, 2006 and 2005
          (in thousands, except per share amounts, unaudited)
----------------------------------------------------------------------

                               Three Months Ended   Six Months Ended
                                    June 30,            June 30,
                               ------------------- -------------------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------

Revenues                       $  5,637  $  4,489  $ 10,906  $  8,918

Costs and expenses:
 Cost of revenues                 1,669     1,499     3,359     3,041
 Research and development           691       507     1,143     1,149
 Sales                            1,820     1,533     3,754     2,993
 Marketing                        1,059       812     1,789     1,472
 General, administrative and
  patent costs                    1,597     1,122     2,963     2,225
                               --------- --------- --------- ---------

 Total costs and expenses         6,836     5,473    13,008    10,880
                               --------- --------- --------- ---------

Loss from operations             (1,199)     (984)   (2,102)   (1,962)
 Other income and expenses,
  net                               214       (52)      346      (299)
                               --------- --------- --------- ---------

Net loss                           (985)   (1,036)   (1,756)   (2,261)

 Preferred stock dividends         (130)     (123)     (259)     (244)
                               --------- --------- --------- ---------

Net loss applicable to common
 stockholders                  $ (1,115) $ (1,159) $ (2,015) $ (2,505)
                               ========= ========= ========= =========

Net loss per common share
 Basic and diluted             $  (0.06) $  (0.08) $  (0.12) $  (0.17)
                               ========= ========= ========= =========

Weighted average common shares
 outstanding
 Basic and diluted               17,318    14,618    16,640    14,505
                               ========= ========= ========= =========


     CONTACT: BioSphere Medical, Inc.
              Martin Joyce, 781-681-7925
              or
              Investor Relations:
              The Equity Group Inc.
              Maura Gedid, 212-836-9605
              Devin Sullivan, 212-836-9608